Exhibit 99.1

PRESS RELEASE

FOR: SSI INVESTMENTS II LIMITED

COMPANY CONTACT:

Tom McDonald
Chief Financial Officer
(603) 324-3000, x4232

SSI INVESTMENTS II LIMITED ANNOUNCES SKILLSOFT ACQUISITION OF ELEMENT K BUSINESS FROM NIIT

ELEMENT K COMPLEMENTS SKILLSOFT’S CAPABILITIES FOR SERVING THE GLOBAL CORPORATE TRAINING MARKET

NASHUA, NH, October 14, 2011 - SSI Investments II Limited (the “Company”), a parent company of SkillSoft Limited (formerly SkillSoft PLC) (“SkillSoft”), a leading SaaS provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small- to medium-sized businesses, today announced that its indirect subsidiaries, SkillSoft Corporation and SkillSoft Ireland Limited (the “Buyers”) have acquired the Element K business from NIIT Ventures, Inc., a subsidiary of NIIT Limited. Under the terms of the agreement, pursuant to which the transactions contemplated by the agreement closed effective today, the Element K business was acquired for $110 million in cash, subject to adjustments.

The acquisition adds to SkillSoft’s existing offerings in learning content and learning platform technology through the addition of Element K’s complementary offerings in e-learning content, virtual labs, ILT print materials and custom development services. Also, the addition of Element K employees in sales, customer support and product development strengthens SkillSoft’s long-term ability to compete for a greater share of the $48 billion global corporate training market that includes many larger players with more comprehensive product offerings.

“As our enterprise customer organizations are increasingly connecting their learning strategies to their overall business objectives, we find those organizations looking for a greater range of products and services. Our enterprise customers have many choices of suppliers to meet their ever-expanding needs, and we continuously look for ways to expand our capabilities to sustain and increase our competitiveness,” said Chuck Moran, CEO of SkillSoft. “The acquisition will immediately bring a wider range of solutions to the customers of both SkillSoft and Element K. In addition, by combining the two organizations we will be able to expand our investments in the technology, service and content solutions delivered to customers. This is key to increasing our ability to compete with the many larger players in the global corporate training market.”

Element K offers many of the same financial and operating characteristics as SkillSoft’s business model, including an annual recurring subscription-based licensing model for access to its learning resources library, a direct sales force distribution system complemented by resellers and telesales support, and a Global 2000 client base offering visibility through multi-year contracts. As a result, over time the acquisition is expected to support both SkillSoft’s revenue predictability and growth.

Morgan Stanley and Barclays Capital acted as financial advisors to SkillSoft on the transaction. Ropes & Gray and WilmerHale provided legal counsel to SkillSoft on the transaction.

Financial Impact

Under the terms of the acquisition agreement, the Buyers paid approximately $110 million in cash. The purchase price is subject to certain post-closing adjustments related to Element K’s closing balance sheet. The cash consideration was financed through available cash balances and additional bank financing of approximately $90 million from the Company’s existing senior credit facilities.

The transaction is expected to be dilutive with the Company’s earnings prepared in accordance with generally accepted accounting principles (“GAAP”) during fiscal years ended January 31, 2012 and 2013, due to transaction and integration costs along with an adjustment to deferred revenue as a result of the application of purchase accounting. The dilutive impact to GAAP earnings may extend beyond the fiscal year ending January 31, 2013, based upon the fair values and asset lives determined for identified intangible assets in purchase accounting, which will be amortized over their useful lives. The fair market valuation analyses related to the capitalization of intangible assets will be completed by the Company’s fiscal year ended January 31, 2012.

The Company’s management has furnished in this press release non-GAAP adjusted revenue (“Adjusted Revenues”) and non-GAAP adjusted EBITDA (“Adjusted EBITDA”), which are financial measurements that do not comply with generally accepted accounting principles in the United States. Adjusted Revenues exclude the fair market adjustments to deferred revenue from the application of purchase accounting related to the Element K acquisition.

Adjusted EBITDA represents net income (loss) plus (i) interest expense, (ii) (benefit) provision for income taxes and (iii) depreciation and amortization, less interest income and other income (expense). Additions to Adjusted EBITDA include among other items, merger and integration related expenses as well as revenue reductions and incremental expenses related to purchase accounting related to the Element K acquisition. Deductions from Adjusted EBITDA include internally-generated content development costs for the e-learning business which are capitalized by Element K and predominately represent personnel costs. Historically, Element K’s internally-generated content development efforts for its e-learning business met criteria to be capitalized as assets, whereas the Company’s content development efforts are typically expensed as incurred. Accordingly, Adjusted EBITDA from the Element K operations presented below has been adjusted to conform to the Company’s treatment of content development expenses for purposes of consistency. Accordingly, Adjusted EBITDA from the Element K operations presented below is consistent with the Company’s treatment of content development expenses. The Company’s management believes that these items are not indicative of the Company’s future operating performance.

These non-GAAP financial measures are not in accordance with, or an alternative to, financial information prepared in accordance with GAAP and may not be comparable to similar non-GAAP financial measures used by other companies. These non-GAAP measures should not be considered in isolation from, or as a substitute for, the financial results prepared in accordance with GAAP. The Company’s management uses these non-GAAP financial measures as alternative means for assessing the Company’s results of operations and believes that they may also provide useful information to the Company’s investors. In addition, certain covenants in the Company’s credit agreement are based on non-GAAP financial measures and evaluating and presenting these measures allows the Company and its investors to assess the Company’s compliance with the covenants in the Company’s credit agreement and the Company’s ability to meet its future debt service, capital expenditures and working capital requirements.

Historical Element K revenues and Adjusted EBITDA for the fiscal years ended March 31, 2009, 2010 and 2011 are as follows (amounts in millions):

	Fiscal Years Ended March 31,
	2009	2010	2011

E-learning	$35.7	$36.9	$43.1
Print-based content	43.6	36.6	37.6
Custom development services	8.1	4.8	5.5

Total revenues	$87.4	$78.3	$86.2

Adjusted EBITDA	($4.6)	$0.9	$2.3

It is not the Company’s practice to provide forward-looking financial guidance, but for this specific acquisition, the Company feels it is appropriate to provide the forecasted Adjusted Revenues and forecasted Adjusted EBITDA for the fiscal year ended January 31, 2013. The Company expects Adjusted Revenues generated from Element K’s e-learning business to be approximately $36.6 million for the fiscal year ended January 31, 2013. The e-learning business is estimated to contribute $20.7 million of Adjusted EBITDA for the fiscal year ended January 31, 2013. The expected Adjusted EBITDA contribution includes meaningful cost synergies which will begin to be realized within 30 to 90 days after closing the transaction. These synergies will be generated from reductions in royalties and third-party products, sales and marketing expenses, research and development, administrative expenses and overhead costs. These savings will help enable the Company to achieve expected Adjusted EBITDA, while maintaining the proper cost structure to support Element K customers. The Company expects that integration costs will approximate $10-15 million.

For the fiscal year ended March 31, 2011, print-based content and custom development service revenues was approximately $37.6 million and $5.5 million, respectively. Print-based content and custom development service Adjusted EBITDA were estimated to have been $3.5 million for the fiscal year ended March 31, 2011. Following the closing of the acquisition, management intends to evaluate the print-based content and custom development service business segments and assess whether they can contribute to the Company’s long term growth, strategic, and profitability objectives.

The Company remains focused on its core organic growth opportunities, and continues to invest in previously identified opportunities such as the sales force and localized content expansion in Germany and the incremental research and development investment plan. The expansion of the German sales force and localized product offerings began earlier this fiscal year and represents $1.7 million of expenses for the six months ended July 31, 2011. The incremental research and development investment plan began in the third quarter of fiscal year ended January 31, 2011. The key initiatives for the incremental research and development investment plan include enhancements of the SkillPort user interface, the design of customer course creation tools, ILT management, mobile capabilities and improvements to levels of interactivity including video and simulations. Total expenses for this initiative for the last twelve months were approximately $8.8 million dollars as of July 31, 2011.

About SSI Investments II Limited

SSI Investments II Limited is an indirect parent of SkillSoft Limited, a leading SaaS provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses. SkillSoft enables business organizations to maximize business performance through a combination of comprehensive e-learning content, online information resources, flexible learning technologies and support services. SkillSoft is on the web at http://www.skillsoft.com.

Content offerings include business, IT, desktop, compliance and consumer/SMB courseware collections, as well as complementary content assets such as Leadership Development Channel video products, KnowledgeCenter(TM) portals, virtual instructor-led training services and online mentoring services. SkillSoft’s Books24x7(R) product offering includes access to more than 29,000 digitized IT and business books, as well as book summaries and executive reports. Technology offerings include the SkillPort(R) learning management system, Search & Learn(R), SkillSoft(R) Dialogue(TM) virtual classroom, and inGenius(R).

SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.

SkillSoft, the SkillSoft logo, SkillPort, Search-and-Learn, SkillChoice, Books24x7, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, AnalystPerspectives, ExecSummaries, ExecBlueprints, Express Guide, Dialogue and inGenius are trademarks or registered trademarks of SkillSoft Ireland Limited in the United States and certain other countries. All other trademarks are the property of their respective owners, countries.

From time to time, including in this press release, the Company may make forward-looking statements, including but not limited to statements relating to such matters as anticipated financial performance, business prospects, strategy, plans, regulatory, market and industry trends, liquidity and similar matters. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. The Company notes that a variety of factors, including known and unknown risks and uncertainties as well as incorrect assumptions, could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, among others, that the Company is highly leveraged; that its debt agreements contain restrictions that limit its flexibility in operating its business; that its quarterly operating results may fluctuate significantly; the effect of past and future acquisitions on its operations; volatility in the global market and economic conditions; that increased competition may result in decreased demand for its products and services; its ability to meet the needs of a rapidly changing, developing market; its ability to introduce new products; that its business is subject to currency fluctuations that could adversely affect its operating results; that it may be unable to protect its proprietary rights and other factors, including those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011, as filed with the SEC on April 14, 2011. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. Accordingly, investors should not place undue reliance on those statements. The forward-looking statements contained in this press release reflect the Company’s expectations as of the date hereof and, except as required by applicable securities laws, it undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.